Exhibit 99.1

Contact:	Geoffrey Buscher SBG Investor Relations 508-532-1790 IR@xerium.com

XERIUM TECHNOLOGIES REGAINS COMPLIANCE WITH NYSE CONTINUED LISTING STANDARDS

RALEIGH, N.C., July 1, 2010, Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and rolls used primarily in the paper production process, today announced that on June 29, 2010, it received notification from the New York Stock Exchange (“NYSE”) that it has regained full compliance with NYSE standards for continued listing of the Company’s common stock on the exchange.

As a result of this notice, the Company will no longer be included in a list of noncompliant companies and the Company’s stock symbol will no longer be appended with “.BC” (below compliance) indicator.

“We are pleased to have regained full compliance with the NYSE’s listing standards,” commented Stephen R. Light, Chairman, President and Chief Executive Officer. “This notice of compliance follows on the heels of our recent emergence from our pre-packaged chapter 11 plan of reorganization and marks an important milestone for Xerium, as we now put this process behind us and move forward with pursuing our operating strategy which we believe will lead to positive results for our stakeholders.”

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 32 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,300 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) our actual costs and cost savings may vary from our expectations due to inefficiencies in production, lost sales resulting from shifting production to other facilities, or other factors; (2) we are subject to significant risks as a result of the current global economic crisis and the associated unpredictable market conditions; and (3) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2009, and our subsequent filings with the Securities and Exchange Commission (SEC). If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. We encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

#    #    #